Exhibit 99.1

FCStone Group, Inc. Completes Transfer of Energy Trading Account

Material Future Exposure to Account Eliminated

KANSAS CITY, MO., March 12, 2009 (PrimeNewswire via COMTEX News Network) — FCStone Group, Inc. (Nasdaq:FCSX), an integrated commodity risk management firm, reported today that it has transferred to a third party substantially all of the positions and liability related to a previously-reported energy trading customer account which had experienced significant losses. The transfer of the positions eliminates all material future exposure of FCStone to the account, for which FCStone provided clearing and execution services on a third-party basis, and preserves FCStone’s total available capital well in excess of regulatory requirements as FCStone moves forward.

As a result of the transfer, during the second and third fiscal quarters of 2009, FCStone will incur a $90 million bad debt provision, in addition to the $20 million bad debt provision that was recognized in the first quarter of fiscal 2009. The total bad debt provision related to this account of $110 million will be approximately $10 million higher than the aggregate of previously-announced provisions in the range of $80 to $100 million. This total bad debt provision includes an additional payment to the transferee necessary to enable the account to be transferred immediately, while prior estimates assumed that FCStone would continue to liquidate the positions in the energy account through the balance of fiscal 2009. The company expects to report realized losses associated with the account of approximately $54.4 million, or $1.95 per share, on an after-tax basis for the second and third quarters. These figures are net of the anticipated recovery of a portion of the losses on the energy account from the owners of the account and the introducing broker of that account, under agreements reached with each of the parties.

Pete Anderson, President and Chief Executive Officer of FCStone, stated, “While there may have been residual value to be recognized from managing the liquidation of this account over time, the risk of doing so was exceptionally difficult to quantify in today’s volatile and illiquid commodities markets. As a result, we believe the transfer of the customer account to a major market participant with substantial liquidity and the ability to execute quickly was in the best interest of the company and its shareholders. Though the cost of this opportunity resulted in higher losses than previously expected, we believe the liquidation is critical to clearing the way for the stability, future growth and long-term profitability of FCStone while preserving a solid capital position.

“Simply put, our management and board of directors determined that it is time to get on with our business, and focus on serving the thousands of customers who depend on our consulting and execution services. We are continuing to review and strengthen our credit risk procedures throughout the organization as a result of this issue and remain confident in our operating model,” Anderson concluded.

After the transfer, the owner of the account will retain only those contracts that will expire on March 26, 2009. FCStone’s management believes that the exposure related to those retained contracts has been effectively hedged and is not material.

Despite the increased bad debt provision, FCStone continues to have a strong capital position and liquidity in this unprecedented market. As of November 30, 2008, the company reported consolidated stockholders’ equity of $222 million, which does not reflect the additional bad debt provision that will be recorded during the second and third quarters of fiscal 2009. The accrual of the additional bad debt provision and the transfer of the customer account position did not result in the violation of any of FCStone’s financial covenants contained in its financial agreements.

The company’s futures commission merchant subsidiary, FCStone LLC, had minimum regulatory capital requirements as of March 10, 2009 totaling approximately $35.7 million after considering the impact of the transfer. After taking the transfer into account, on that date the company would have had capital in excess of its regulatory requirement of $42.7 million, access to additional capital obtainable by the elimination of “haircuts” on investments totaling $8.0 million, and undrawn subordinated debt of $15.0 million, bringing the total available excess capital to $65.7 million. Putting that continued strong capital position in perspective, FCStone’s total available excess capital on February 28, 2008 was $39.8 million.

FCStone expects to comment further on the transfer of the energy trading account and its fiscal second quarter financial results on its regular quarterly conference call, to be held on April 9, 2009. Details regarding that call will be released at a later date.

About FCStone Group, Inc.

FCStone Group, Inc., along with its affiliates, is an integrated commodity risk management company providing risk management consulting and transaction execution services to commercial commodity intermediaries, end-users and producers. The firm assists primarily middle market customers in optimizing their profit margins and mitigating exposure to commodity price risk. In addition to risk management consulting services, FCStone, LLC, operates one of the leading independent clearing and execution platforms for exchange-traded futures and options contracts. FCStone Group, Inc., serves more than 8,000 customers and in the 12 months ended November 30, 2008, executed 98.0 million derivative contracts in the exchange-traded and over-the-counter markets. The FCStone Group companies work in all the major commodity areas including agriculture, energy, renewable fuels, foods, forestry, cotton and textile, dairy and currency exchange. Headquartered in the Midwest, it has offices located throughout the world and is a clearing member of all major North American Futures exchanges. FCStone Group, Inc., trades on the NASDAQ Global Select Market under the symbol “FCSX.”

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SOURCE: FCStone Group, Inc.

FCStone Group, Inc.

Investor inquiries:

Bill Dunaway

866-522-7188

billd@fcstone.com